EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-07591, No. 333-83016, No. 333-119503, No. 333-123496 and No. 333-130576) pertaining to Mediware Information Systems, Inc.’s equity incentive and stock option plans of our reports dated August 4, 2006 on our audits of the consolidated financial statements and financial statement schedule as of June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006, and of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mediware Information Systems, Inc. as of June 30, 2006, which are included in the Annual Report on Form 10-K for the year ended June 30, 2006.

Eisner LLP
New York, New York
September 5, 2006